EXHIBIT 16.1
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                Morgan & Company Chartered Accountants
                      P.O. Box 10007 Pacific Centre
                     Suite 1488 - 700 West Georgia St.
                       Vancouver BC Canada V7Y 1A1
                          Tel:  604-687-5841






Securities and Exchange Commission
Washington, D.C.
U.S.A. 20549

Dear Sirs:

We were previously the principle accountants for Rotoblock Corporation and its subsidiaries, under the date of May 14, 2004, except for Note 8 which is dated as of September 14, 2004, reported on the consolidated inancial statements of Rotoblock Corporation for the period ended
April 30, 2004.

We have resigned our appointment as Rotoblock Corporation's principle accountants on May 30, 2005. There were no disagreements with management as to the application of accounting principles or practices, financial statement disclosure, or auditing scope or procedure at any time during the Company's most recent fiscal year, the subsequent interim period or at any time prior thereto. We have read Rotoblock Corporation's statement included in its Form 8K dated June 17, 2005 and we agree with such statements.




June 17, 2005                           /s/ Morgan & Company
Vancouver, Canada                           Chartered Accountants